EXHIBIT 99.1

APRIL 26, 2018 / 1:00PM, FCN - Q1 2018 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC - Research Analyst

Timothy John McHugh William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting First Quarter of 2018 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director, Investor Relations at FTI Consulting. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - MD of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter of 2018 earnings results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions related to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Form 10-K for the year ended December 31, 2017, and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include these reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter of 2018 financial results.

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Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and, as I said, are available on the Investor Relations section of our website.

With these formalities out of the way, I am joined today by Steve Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. And good morning, and thank you all for joining us. I’m guessing many of you have had a chance to look at the results for the quarter this morning. If you haven’t, the word I use for them is spectacular.

We delivered record revenues, with revenues increasing 11.5% year-over-year, with almost all of that growth being organic. That level of organic growth is the highest the company has seen recently by far and I think the highest growth we’ve ever seen in a quarter where we didn’t have a market room driving results.

That revenue results — that revenue growth translated, not surprisingly, into record EPS, both GAAP EPS and adjusted EPS, each of which totaled $1.04 per share in this quarter. To put that into context, that’s roughly triple our GAAP and adjusted EPS of the admittedly weak first quarter of a year ago.

So the numbers this quarter are terrific, and I’m going to let Ajay spend a fair amount of time taking you through them in a little bit more detail. But before that, Ajay thought, and I agree, that it might be useful for me to share a few perspectives on what we take away from quarters like this beyond terrific results. So I’d like to spend a few minutes doing that and turn it over to Ajay and then, as usual, have plenty of time for questions.

So the first point I’d like to make is the obvious one, one that we’ve talked about in some weak quarters but is also, I think, important to reiterate during a terrific quarter. And that is I am not sure you can take any quarter for this company and multiply it by 4. Importantly, I think the company’s results are much more predictable than at times it might seem. Over any extended period, our results tend not to be driven by things like short-term market fluctuations or the ending or starting of jobs and the timing of success fees; rather they’re driven by fundamentals that are solid and persistent, like competitive positions and our ability to position ourselves against the right markets and forces. And so over any extended period of time, it feels like we have a fair amount of visibility into where we are heading as well as a fair amount of control over our destiny. But quarter-to-quarter, this company’s financial performance is inherently variable. And in part, that’s due to the very fixed cost structure we have, which means a slight miss in revenue or a slight beat in revenue can result in a much larger beat or miss in EPS.

But beyond the fixed cost structure, we’re very much a big assignment job. And that is something that we’re extraordinarily proud of. We are involved in some of that biggest jobs out there, Simon said on the front page of The Wall Street Journal. But those are assignments that can come along extremely fast, create enormous surges of work, but also go away very quickly. And that means, inherently, we can have significant month-to-month variability in our revenue. And then on top of that, there are other factors, like success fees or foreign exchange that are difficult to predict quarter-to-quarter, among other items. So we have a business that, to me, is reasonably predictable over the medium term and, importantly, over which we have a control in the medium term that, nevertheless, faces extraordinary quarterly volatility.

So for me, in great quarters like this and in not so great quarters, I tend to think a lot about what’s going on below the quarterly volatility and ask where are we as a company. Are we improving our competitive positions? We have terrific people. Are we developing those people? Are we attracting additional great people? Are we positioning ourselves against the primary market forces out there? It’s when I do that examination that I get most energized about where we are today and where we are heading, even more so than reciting terrific numbers per quarter.

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The quarter’s numbers are fabulous. But when you burrow down below, you see what’s driving it: the progress we’re making as a company on a fundamental level and our competitive positions and the jobs we’re winning and the client relationships we’re forging and the strength of our terrific people.

So though I’d like you not to take this quarter and multiply it by 4, I do hope you take away from these results as well as the results of several of the last quarters and the last few years that this company is making progress, a lot of progress. Progress that’s important in positioning ourselves to create sustained shareholder value over time, but progress, importantly, that is grounded on something real, which is creating stronger value propositions for our clients; and critical and professional services progress that is exciting, creating growth opportunities and rewards and exciting — excitement for our best professionals. So I am extraordinarily gratified by this quarter because it, together with the progress for this last several years, confirms that this company is building a sustained growth engine for you, the shareholders, but also for our clients and for our people.

Essentially, what we are doing and trying to do every day is to get ourselves into the virtuous loop that you can see at the best professional services firms. If you have the right propositions for your clients and the right people, you disproportionately win the most important jobs in the market. Winning the most important jobs in the market in turn leads to profitability, visibility, brand growth. It leads to excitement for your people, professional satisfaction. It energizes and attracts the best people. So you get into this virtuous loop by having the best people, people eager, leaning forward with energy, thinking about the future, innovating, therefore winning the most important work, evolving the proposition, serving the client’s best, therefore having the money to fuel that engine. That’s the virtuous loop we’ve been working to get ourselves into the last few years, and it’s the one I believe we are in. I said working to get into it because it requires actually some work to get there and to stay there. In part, it requires a management team, but actually broader than a management team, and professional services that requires all of our professionals being relentless about challenging ourselves. Competitive position getting better. What do we need to do? What are the issues we face? What tough decisions do we need to make? How do we fix the issues? You have to be tough on yourself. But it also requires leaning forward positively and aggressively, having the confidence and willingness to bet behind the positions that we believe in.

As we’ve discussed, most best and professional services are EBITDA bets. We don’t spend a lot of capital. They’re EBITDA bets and they’re bets on people. They’re investing behind senior people. They’re promoting people. They’re hiring junior people. It’s about betting EBITDA behind the positions that you believe are your most powerful positions today and the positions that are going to win in the future.

Importantly, that willingness to bet over any short term can actually exacerbate the quarterly volatility that we talked about earlier. Why? The reason is because you have to bet when the right talent is available, whether you happen to be making a lot of money in that quarter or not. That means you promote people when they are ready as opposed to you’re making a lot of money that quarter. You attract and hire great people when they’re available rather than base on the quarterly results. And that is what we’ve done and what we are committed to do.

So for example, in the midst of some of the weak quarters towards the end of 2016 and the first half of 2017, we continued to hire a lot of people. We did our acquisition of CDG last year, not because we had a great quarter’s while during that time and the market was booming, but because CDG was a great firm, is a great firm with a group of people we thought were going to be terrific adds to our company. And similarly, in those quarters, we promoted people. If I got the number right, we promoted 765 professionals during that period, because those people are key parts of the future. They’re part of where we can take this place.

So we made promotions and hired people a lot of places, in business transformation, transaction advisory, public affairs, construction, cybersecurity, information governance, international arbitration, retail, health care, multiple places in Europe, and I could go on. We bet in all those places even while we were taking cost actions in some places, other places, because we had confidence that those bets, along with many others, would allow us to grow our share in corporate finance in a time where the markets are slow. It would allow us to strengthen our competitive positions in cybersecurity, in public affairs and other places.

You see the results of those actions in our financials. You can see them in the awards and accolades our teams are receiving. Perhaps most important, we see it in the client list we have today.

So to go back up a level, I don’t think you can ever take a quarter in this company and multiply it by 4. But what I hope you do take away from these quarters collectively is that we are making progress in our underlying businesses in ways that can create shareholder wealth that is real and sustainable because it’s based on something real and sustainable, which is delivering for our clients and attracting, retaining and motivating the best professionals.

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If you want to look at that in financial terms instead of using a quarter, I think a metric to consider is 2-year adjusted EPS growth. We talked about that metric at our Investor Day. Now 2 years is obviously a long period, which, of course, therefore, has some disadvantages. But important, it eliminates the quarterly noise.

If you look at that metric after many years of decline, we’ve been moving that metric up steadily now and for a while. We moved our adjusted EPS up from $1.64 in 2014 up to $2.32 last year. And if you look at the 2-year averages, you see a substantial and steady rise, one that will continue if you believe the guidance for this year.

To me, that is the best financial measure of sustained progress, not the quarterly numbers. And it, along with measures that are probably harder to judge from the outside, the quality of the people we’re adding and promoting, the clients we’ve attracted, are, to me, the most powerful measures of where this company is and, most important, where we can go. So for me, if you’re going to be excited about this company, it’s great to be thrilled about the quarter, but I’m even more thrilled about the sustained progress that I believe we’ve been making over the last while and I believe we can continue to drive going forward.

Now having said that, our CFO, of course, is still excited about this quarter’s financials. So let me turn it over to Ajay to give you more detail from the first quarter. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. I will begin by summarizing our quarterly results. Then I will review quarter-over-quarter and certain sequential quarter results at the segment level and key cash flow and balance sheet items.

At a high level, as Steve said, we had another very strong quarter. Compared to the prior year quarter, we delivered double-digit revenue growth, led by strength in our Corporate Finance & Restructuring, Forensic and Litigation Consulting and in our Strategic Communications segments, which was only partially offset by declines in our Economic Consulting and Technology segments.

In Corporate Finance & Restructuring and Strategic Communications, adjusted segment EBITDA more than doubled, and FLC delivered adjusted segment EBITDA growth of over 90% compared to the first quarter of 2017 as we benefited from revenue growth driving higher utilization. And as expected, although Economic Consulting revenue and adjusted segment EBITDA declined year-over-year, we saw a sequential pickup, delivering revenue and adjusted segment EBITDA growth of 10% and 34%, respectively, compared to the fourth quarter of 2017. We are delighted with these results, which exceeded our expectations.

First quarter of 2018 revenues of $497.8 million were up $51.4 million or 11.5% compared to revenues of $446.3 million in the prior year quarter. GAAP EPS and adjusted EPS were $1.04 compared to GAAP EPS and adjusted EPS of $0.34 in the prior year quarter.

Our fully diluted weighted average share count at the end of the first quarter of 2018 was down 3.6 million shares or 8.8% compared to Q1 of 2017, primarily driven by share buybacks. Of the $0.70 year-over-year increase in EPS, $0.51 were from operating performance, $0.10 were from lower effective tax rate and $0.09 were from having fewer shares outstanding.

Net income of $38.9 million increased by almost $25 million, largely due to higher segment-driven operating income and a reduction in our effective income tax rate generated primarily by the 2017 U.S. Tax Act.

First quarter 2018 adjusted EBITDA of $72.3 million are 14.5% of revenues compared to $38.3 million or 8.6% of revenues in the prior year quarter. Sequentially, adjusted EBITDA increased 30.2%.

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SG&A of $112.1 million was 22.5% of revenues. This compares to SG&A of $107.7 million or 24.1% of revenues in the first quarter of 2017. The increase was largely due to higher corporate and allocated expenses and an increase in bad debt, partially offset by the impact of a lower nonbillable headcount.

Our effective tax rate for the quarter of 28.2% compared to 36% in the first quarter of 2017. For the balance of 2018, we continue to expect our effective tax rate to be between 28% and 31%.

Total headcount at the end of the quarter was down 113 from the prior year quarter. Of this, 34 were billable professionals and 79 were nonbillable as we focused on maximizing efficiencies across our corporate functions. Sequentially, total headcount was up 20, of which 16 were billable professionals and 4 were nonbillable.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues increased $37 million or 35% to $142.9 million in the quarter compared to $105.9 million in the prior year quarter. The increase in revenues was due to higher demand for our restructuring and, to a lesser extent, higher demand for our business transformation and transaction services.

Adjusted segment EBITDA was $34.8 million or 24.4% of revenues compared to $10.3 million or 9.7% of revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues, which drove higher utilization. Sequentially, revenues increased $12.4 million or 9.5% as we continued to win the significant engagements in the first quarter of 2018. These assignments included major retail, industrial and financial services engagements in both our restructuring and business transformations businesses, which included carve-out and merger integration work.

Turning to FLC. Revenues increased $16.6 million or 14.9% to $128 million in the quarter compared to $111.4 million in the prior year quarter. The increase in revenues was primarily driven by increased demand for our construction solutions, investigations and health solutions services.

Adjusted segment EBITDA was $25.8 million or 20.1% of revenues compared to $13.5 million or 12.1% of revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues driving higher utilization.

On a sequential basis, FLC revenues increased $7.2 million or 5.9%, and adjusted segment EBITDA improved $2.1 million or 9.1%, reflecting continued momentum and significant revenue contributions from our construction solutions, disputes and health solutions practices.

Our Economic Consulting segment reported revenues of $133.1 million in the quarter, down $6.1 million or 4.4% compared to $139.2 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for antitrust services in North America. As a reminder, the first quarter of 2017 was a record revenue quarter for this segment, primarily due to large M&A-related antitrust engagements. The year-over-year decline was partially offset by higher demand for our financial economic services in North America.

Adjusted segment EBITDA was $19.1 million or 14.4% of revenues compared to $20.1 million or 14.4% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues, which was partially offset by lower variable compensation costs. Sequentially, revenues increased $12.1 million or 10% as we saw a pickup in demand for our services since the end of last year. Adjusted segment EBITDA also increased sequentially, up $4.9 million or 34%, due to higher revenues.

In Technology, revenue decreased $5.2 million or 11.2% to $40.9 million in the quarter compared to $46.1 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for managed review services, primarily related to a decline in demand for M&A-related second request services. Noteworthy, we are beginning to grow in new areas of our business, like information governance and privacy and security services as well as growth in our Ringtail software licensing business.

Adjusted segment EBITDA was $5.7 million or 14% of revenues compared to $7.8 million or 16.9% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues.

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Strategic Communications revenues increased $9.1 million or 20.7% to $52.8 million in the quarter compared to $43.7 million in the prior year quarter. The increase in revenues was primarily driven by an increase in both project- and retainer-based revenues. Project-based revenue growth was driven by our financial communications and public affairs practices where we continue to be engaged on large, global, high-profile mandates.

Adjusted segment EBITDA was $9.9 million or 18.7% of segment revenues compared to $4.3 million or 9.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues.

From a geographic perspective, each of our regions delivered strong revenue and adjusted EBITDA growth, with the largest absolute dollar improvements coming from North America. We also benefited from year-over-year double-digit percentage revenue growth in EMEA, Asia Pacific and Latin America. Adjusted EBITDA in Asia Pacific and Latin America also benefited from targeted cost actions taken in certain offices in 2017.

Now let me discuss key cash flow and balance sheet items. Net cash used in operating activities at the end of the first quarter was $69.2 million compared to $93.1 million in the same prior year quarter. As is typical, we paid the bulk of our accrued annual bonuses in the first quarter. The improvement in operating cash flow was primarily due to improved cash collections, which resulted in a reduction of DSO by 3 days.

During the quarter, we spent approximately $14.2 million to repurchase 337,075 shares of our common stock at an average price of $42.17 per share. As of the end of the quarter, approximately $99.1 million remained available for stock repurchases under our $300 million share repurchase authorization.

Total debt, net of cash, increased by $7 million from Q1 2017 as free cash flow was more than offset primarily by $145.3 million in share buybacks in the last 12 months.

Turning to our guidance. We are reiterating our revenue GAAP EPS and adjusted EPS for the year. To remind you, we expect revenues for 2018 to be between $1.825 billion and $1.875 billion, and we expect our GAAP EPS to be between $2.35 and $2.65. We do not expect adjusted EPS to differ from GAAP EPS.

As Steve said, and as our history has shown us, we can have volatility in any given quarter. That’s, in part, because we have a very fixed cost structure, which means a slight miss in revenue or a slight beat in revenue can result in a much larger miss or beat in EPS. So we don’t suggest you take a great quarter like this one and multiply it by 4. What we are excited about is that these results show we are realizing benefits from both our investments and our operational disciplines.

Before I close, I want to reiterate a few key themes. Our business is strong, not only in North America but also globally. Our capacity to serve our clients in multiple jurisdictions during their most impactful matters is one of our distinctive competitive advantages. Our leadership is focused on growth with strong staff utilization, and success with both has resulted in sharply higher revenue and EBITDA. While we continue to be disciplined with costs, we are and have the ability to continue to invest behind our strong positions. Our business generates excellent free cash flow, and we have demonstrated our ability to boost shareholder value through share buybacks, debt reduction and acquisitions.

Finally, while early in the year, results for the first quarter give us greater confidence in our financial guidance.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we’ll take our first question from Tobey Sommer with SunTrust.

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Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I was hoping you could speak to the sustainability of revenue, which is something you’ve certainly addressed on your — in your prepared remarks. I was hoping you could expand upon it, sort of comparing and contrasting the cyclical elements to your business that sometimes are a benefit or are negatively impacted by cycles within those end markets versus sort of the mix of new areas that you’ve entered that may have more sustainable tailwinds to them.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, Tobey, it’s a complicated question to answer. Let me give it a crack, and then you can probe it further if useful. So I think the first point is these revenues are not driven by a particular market boom. And sometimes, in the past, this company has been very much a function of market booms, for example, in restructuring. We don’t see that there is a market boom going on right now in restructuring. We’re doing terrifically well in Corp Fin, but we’re not — we don’t believe we’re riding the wave unlike some other points in the history. And so that’s a pretty encouraging sign. And I think it’s something that we’ve tried to work on over the last few years, which is what can we do beyond riding the wave. And I think we made — the teams have made lots of investments, and a lot of things are working. Now having said that, I don’t think we’d take the revenue for this quarter and multiply it by 4 either. I mean, we have won some of the biggest jobs in a whole lot of our segments out there. And you’d like to say we permanently changed our share position. It’s a little early to use the word permanently on that. I mean, we’re doing a terrific job in the marketplace, and we won some huge assignments, powerful assignments. And they are good things that happen because if you do those assignments right, they further build your brand. And so in some sense, we have hopes of many of these things turning into sustained elements of our business. But right now, I think we are winning way too many of the big jobs for us to fail. That’s where we are today. And then on top of that, there’s a couple of other things in our results that you just have to normalize for. Sometimes we’ve had bad FX issues where we’ve had organic growth and I’ve had to try to plead to the market to understand we’re having organic growth, it’s just swamped by FX this quarter and went the other way. I think FX actually contributed considerably to organic growth. So I think we are feeling this is further validation of the fact that we, our teams, are doing the right things to drive sustained organic growth over time, but we are not taking this first quarter’s revenue and multiplying it by 4. Does that help, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. It also prompts another question. Could you talk about the large projects and how would you characterize them versus history and that large project risk in the income statement currently?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I think we always have large project risk. I think the issue we have right now is we’ve got more of them, so our income is higher. It’s not like we have one job that is 25x the size we ever had in the past. We just have more big jobs that we’re winning. I think I’ll let Ajay correct me if you think I’m wrong, but that’s my sense, is it’s not one big job. We just have more good ones, and therefore, the results are better, which doesn’t mean they all end at once, Tobey. And that’s what you have to think about. But that’s all we mean there. It’s not like we know there’s specific cliff coming. It’s not like we have one job that’s dominating our business. Does that answer your question?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. You do a good job. And then switching to the other kind of internal drivers of growth in margin. I was wondering if you could speak to utilization and where you see it as sort of optimal for growing business and what your plans are for billable headcount growth this year after the cost cuts and some slight decline year-over-year. I’m wondering how we should think about that as a driver in the model.

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Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. So look, on utilization, what I would like to have is a situation where I know exactly where all the businesses are going to be over the next 3 years and, therefore, have exactly the right number of people there. Their vacations come at exactly the right amount of time. And therefore, you can run utilization at fabulous rates on a sustained basis. And that’s just not the reality that I’ve ever faced in professional services. You have a number of utilization. Whatever you see out there, buried under that is a set of decisions and bets you made a while ago about where you thought the business was going to grow and where you didn’t and decisions you’ve made. I feel like most of the decisions we’ve made about where we were kitting ourselves were right, and most of the decisions we’ve made about where we’re betting headcount were right. This quarter says we probably under-bet on some of the best places. And we’ve been betting on construction solutions now for several years. But some places around the world, we’re burning our staff out right now in construction solutions. I mean, utilization is not just a fabulous thing because there’s humans on the other side of that. And you don’t want great people that you’ve been training to say, “Gosh, I just love this job, but I can’t do this job anymore because I just never see my family.” And so — and it’s a complicated thing because you have sub-practices with distinct expertise in different parts of the world. Sometimes you can fly people from one place to the other, but there are language barriers and so forth. So look, obviously, we thought the utilization level we had 12 months ago was not the level we should be at, although parts of the business then were running at the right utilization level, but parts were really running at the wrong one, and we took action, particularly we thought — where we thought that was permanent because we weren’t competitive. But we also are not trying to just drive utilization to the sky. And if you do that, you not only burn people out, but you shortchange your growth going forward. In terms of headcount growth, we’ve been saying for a while that you can’t just grow this company without sustained headcount growth. And we’ve been doing that. You point out that the numbers are roughly flat year-over-year. That’s true. But it’s a mix between places that we’ve been betting heavily on and places where we decided that we needed to take some corrective action. I think we are through the first like fundamental fixed look-over of all of our businesses. It doesn’t mean you won’t have corrective action at different points in the future, you always do in professional services, but I think the amount of corrective action we’ve seen the last several years is higher than I expect going forward. And so you’ll more naturally see the growth areas, places where we’ve been betting on headcount growth, show up in the overall numbers going forward. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does.

Operator

(Operator Instructions) And we’ll go next to Tim McHugh with William Blair.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Just want to follow up in the comments, and I apologize I joined somewhat late. So if you said this, my fault. But can you elaborate on why you feel like you’re winning some of the bigger jobs? I know there’s kind of investing in longer-term kind of positioning and that sort. But is there anything about the nature of the jobs that are coming in the sense of they’re in a particular vertical or area where that lines up well with what you have? Any conclusions, I guess, you can draw from why you seem to be winning more now than you did, as you said, in prior periods.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. No, thanks, Tim. Look, I would say — again, Ajay, if you have a different view, chime in. But I would say it’s not because the market that lines up with our historic capabilities just happens to line up. I think there’s 2 things going on. One, it could be just some luck, right? I mean, we swung and missed 12 months ago on some big jobs, and then later in the year, we swung and hit, and now we’re hitting again, right? I mean, Bryce Harper hits lots of home runs, but he sometimes misses the ball, too. And so some of it could be luck. But I think what is the case, and I sometimes feel like — this sounds like mom and apple pie but it’s not, is what we have been doing when we’ve been taking business by business, disaggregating them, attracting and investing in talent in the right parts and then pruning other ones is we’ve just made this company fundamentally stronger, and stronger in more areas. So our Corp Fin business at one point was terrific accreditor of rights. We’re winning lots of big companies’ side jobs at this

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point. We’re winning — we’ve grown in transaction advisory services. At one point, we were a U.S. business. We have leading positions in markets abroad right now. It positions us to win some of the biggest global deals. Is that big retail deal, global deal public? The biggest — yes. Steinhoff, the biggest global deal. I mean, it’s a South African company with operations in Germany, U.K., the U.S. I mean, we have capability in every one of those geographies at this point. So I think this daily work our people are doing on figuring out where we’re kitting ourselves but also where we are — have a right to win is working, and when it works, we also are having in many places the phone ring off the hook for people who want to join us. And so the capability is broader. Now what I would like to know and you would like to know is how much of it is luck versus how much of it is what we’re doing. And you never know in any given quarter. Possibly, it’s all you and that history would say that’s a little arrogant to believe. But it’s not — I don’t think it’s because all of the sudden, the market lined up against where we’re good. Does that help, Tim?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Sure. And if the business is being driven by bigger jobs, I guess do you have a little bit more visibility into those in terms of the continuation at this point? So, I guess, shouldn’t — if you have more bigger jobs, shouldn’t you have some line of sight to whether or not, at least for the next couple of quarters, what — the revenue contribution from those will stay at an elevated pace?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Actually, I think the data would suggest the opposite that the number of small jobs we have in our company just stays relatively constant over time. The swing factor is the big job. Now you’re right, we have a team running, and we have some of those on a job x. And we have visibility that says, it’s expected to go for a while. The issue you never know is, does it settle? Does something else happen? Does somebody call off a merger? Does the government decide to throw in the towel on a merger? It is — I’ve tried really hard to say, well, can’t we know. What we do know, accept them until the day we — it changes completely and this thing that we thought we’re going for 3 months stops immediately. And by the way, I’ve been surprised at how fast big jobs line up. A board finds out something about a company that is a significant issue, we can have 25 people out and near the company and a week later, scaling to 60 people. So it’s — maybe when you retire there, you can come inside and tell me how to predict this better, Tim. I’ve been trying.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Just to add to what Steve said. Please don’t take our telling you that don’t multiply a quarter by 4, our telling you that large ops can and cannot end abruptly, do not take that in any way as taking anything away from the strength of the quarter. And these are beyond our expectations. It’s early. It’s only 1 quarter into the year. So we’re maintaining our guidance. But I mean, the strength has come from a variety of places. Business transformation. We’ve added people there, and we are winning great jobs there. And those companies are not all distressed companies. Every company wants to improve its profitability. And they find us a very good value proposition. In construction solutions, I mean, our business has grown handily in those areas. Whilst it’s not a booming market, but we have expanded the markets. Look at how much we are getting from Europe, from EMEA, from Middle East, from Latin America. In Strategic Communications, not only have we grown in Continental Europe but also in North America. So growth in adjacencies, growth in services. I mean, cybersecurity, we didn’t have a practice a few years back. And it’s a large — it’s a significant component for what we do today. So growth in adjacencies, growth in markets, taking share away and tremendous operational discipline is what resulted in these quarters with the leadership team that is focused on growth and staff utilization.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. And one last question, I guess, just to follow up on Tobey’s question because just — if you just look at headcount growth and revenue per head, the revenue per consultant was very high. So your comments earlier sounded like you’re going to continue the, as you say, invest in — as you have been, and we’ll start to see headcount growth pick up because there will be kind of fewer offsets in terms of areas you’re cutting back. But I guess to follow up on that, are you — coming off a quarter like this, does this accelerate your hiring plan? Does it change at all as you look forward for the rest of the year? Or it does not really change how you view how quickly you want to add heads in this department?

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Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So look, this quarter is obviously a blip above the trend. But I think, actually, it is really — to me, this is also a continuation of what I’ve been seeing about the potential of this business. So I think we have been committed to growing our headcount with — a couple of years ago, we talked mid-single digits on a sustained basis going forward. That got clouded by some of the correction activity we took in some underperforming businesses last year. And it looked like we weren’t, but the truth is on some of these other businesses, we were growing headcount double-digit. And so you just have to look at that. I — now I think — look, over time, I suspect we can grow faster and faster. I came from a business before this where we were able to grow headcount double-digit year in, year out. We didn’t have — for a couple of years before, not here, we had negative organic growth. So we’re on a process — progress towards increasing the sustained organic growth rate that we think is possible here. You don’t — that’s a steady process we’re on. Now you have to address places where you got it wrong in the past. We bet on growth in construction solutions. We didn’t get it right exactly how much it is, and we got some people who are overworked. So we’ve got to address that and so forth. But we haven’t changed our fundamental underlying strategy here, which is that we can deliver sustained organic growth, and then on top of that, we’ve got a really terrific cash flow. And between that, we can deliver good results for our shareholders while investing enough in the business and behind our best professionals that we have motivated teams. And I think that’s still our core strategy there, Tim.

Operator

And we’ll go next to Marc Riddick with Sidoti.

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

I was wondering if you could touch a little bit or maybe just sort of give maybe a broader color around the geographic strength that we saw in the quarter. Certainly, some of the things you’re talking about make sense. But with the over 20% in the EMEA region, over nearly 30% in Asia Pac, I was wondering if you can sort of give maybe a broad-based sort of view of sort of what you’re seeing there, whether from a macroeconomic standpoint or any specific things that you could give a little greater color on that geographic strength.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Marc, let me just be careful about — so Europe, I think, is just a continuation of the same story. That has been a place where we invested for growth. We had the right leadership. We invested for growth several years ago, and we’ve had a pretty sustained growth engine, which doesn’t mean you can’t have quarters that are off, but we’ve had a pretty sustained growth engine. The thing that sometimes happens in Europe and some of these overseas markets is some of the results get affected by FX. So I think in other quarters, we were saying it was growing, and you look at the numbers, you say, hey, that doesn’t look like it. This one, we had the opposite effect. I think probably — I think we show like 20% growth in Europe. I think at least half of that is FX this quarter. So you just have — I think this is more of a — it’s a terrific — we’re excited about what’s going on in Europe across a whole range of businesses we’ve been investing, and it’s been working. And we’ve got people who are driving, and we’ve got a big group of people involved in figuring out where we can take it, and that energy is spilled over in the markets, so the phones ringing off the hook. So I feel really good about that. But it’s not — but the results — this thing — are a little bit affected by the FX. Does that help on Europe?

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

Yes. Yes, it does. And then I guess touching on the — in a way touching on sort of the headcount questions. I was wondering if you could maybe give a sense of how you feel about that general labor markets of the folks that you look at and the scarcity or changes that you may see now versus maybe a few months ago.

APRIL 26, 2018 / 1:00PM, FCN - Q1 2018 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think when you’re looking for the best talent in the market, you always have a scarcity issue. It’s why it’s a pretty important — it’s not just in our people’s interests that our people believe that we’re willing to invest in them, that we’re going to stick with them in — even in bad quarters. It’s actually pretty important to the shareholders because it’s only by having that commitment to grow a professional services firm, that commitment to help build a business, that you can attract and retain the best professionals. And so that is a big change. Look, the best professionals are always — you always have to — they’re always expensive. And you always have to be willing to spend the money for them. That’s — but that was true years ago, too. I think what we’re doing is we’re relentless about making sure we go after those people in good quarters and bad, and we’re willing to take the hits to their earnings. If we find the right people in a bad quarter, we’re still going to hire them even though it doesn’t help the quarter because I think that’s how you build the business.

Operator

And that concludes our question-and-answer session. I’d like to turn the conference back to our speakers for any closing remarks.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

We want to thank you for your attention and your ongoing support. If you have other questions, please reach out to Mollie and Ajay. Thank you very much.

Operator

Thank you, everyone. That does conclude today’s conference. We thank you for your participation. You may now disconnect.

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